Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, October 27, 2009	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS THIRD QUARTER RESULTS
Third Quarter Sales of $1.4 Billion Produce Net Income of $11 million
     DULUTH, GA — October 27 — AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.4 billion for the third quarter of 2009, a decrease of approximately 32.7% compared to net sales of approximately $2.1 billion for the third quarter of 2008. Reported net income per share was $0.12 for the third quarter of 2009 and adjusted net income, which excludes restructuring and other infrequent expenses, was $0.13 per share for the third quarter of 2009. These results compare to reported and adjusted net income of $1.01 per share for the third quarter of 2008. Excluding unfavorable currency translation impacts of approximately 5%, net sales in the third quarter of 2009 decreased approximately 27.7% compared to the same period in 2008.
     Net sales for the first nine months of 2009 were approximately $4.8 billion, a decrease of approximately 23.8% compared to the same period in 2008. Excluding the unfavorable impact of currency translation of approximately 9.9%, net sales for the first nine months of 2009 decreased approximately 13.8% compared to the same period in 2008. For the first nine months of 2009, reported net income was $1.09 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $1.12 per share. These results compare to reported and adjusted net income for the first nine months of 2008 of $2.91 per share.
     “Our third quarter results were impacted by weak markets and significant production cuts aimed at reducing our company and dealer inventories,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “Expectations of lower farm income in 2009 and the lingering effects of constrained credit in some markets have negatively impacted our business. We are facing softening end market demand in Western Europe and North America, partially offset by stabilizing markets in South America. The priority for the remainder of the year continues to be lowering our investment in working capital in order to better align us with current market demand.”
     “Further progress was made with our inventory reduction efforts and cost reduction initiatives during the third quarter. Company and dealer inventories were reduced by approximately $165 million from June 30, 2009 levels by cutting production approximately 31% in the third quarter compared to the third quarter of 2008. We continue to make adjustments to our cost structure to match lower sales levels by aggressively reducing our work force. Through a combination of layoffs, temporary furloughs and the dismissal of temporary employees, we have lowered our workforce by approximately 25% since the beginning of the year. We are not, however, losing sight of our long-term objectives to expand and upgrade our product offerings and improve our profitability. We are continuing to invest in new product development, distribution enhancements and productivity improvements in our production facilities.”
     AGCO’s Europe/Africa/Middle East (EAME) region reported a sales decline of approximately 30.3% compared to the third quarter of 2008, excluding unfavorable currency translation impacts. Demand in the third quarter of 2009 softened significantly in France, Germany, Finland and Scandinavia, while the Russian and Eastern European markets continue to be extremely weak. In the North American region, sales in the third quarter declined approximately 31.9% on a constant currency basis compared to the same period in 2008. Lower sales of tractors under 100 horsepower and hay products tied to the dairy and cattle sectors, in addition to dealer inventory reductions resulted in the decline in North American sales. AGCO’s South American region reported a sales decline of approximately 20.5% compared to the third quarter of 2008, excluding unfavorable currency translation impacts. Dry weather and credit constraints have resulted in weaker demand.
     Lower net sales, reduced gross margins and the negative impact of currency translation all contributed to a decline in income from operations for the third quarter and first nine months of 2009. Gross margins declined due to lower production volumes and a weaker product mix, partially offset by the impact of reduced workforce levels and cost containment initiatives. The Company continued its investment in engineering in the first nine months of 2009 at levels slightly below the prior year. Unit production of tractors and combines for the third quarter of 2009 was approximately 31% below comparable 2008 levels.
Market Update
     Industry Unit Retail Sales

	Tractors	Combines
	Change from	Change from
Nine Months Ended September 30, 2009	Prior Year Period	Prior Year Period
North America	- 22%	+ 19%
South America	- 22%	- 49%
Europe	- 14%	-7%
     North America
     Industry unit retail sales of high horsepower tractors were down approximately 19% and 11% in the third quarter and first nine months of 2009, respectively, compared to strong levels in the prior year. Industry sales of tractors under 100 horsepower declined approximately 24% in the first nine months of 2009 compared to the prior year due to weakness in the landscaping, residential construction and dairy sectors. Industry unit retail sales of combines for the first nine months of 2009 grew by approximately 19% compared to the prior year period.

     South America
     For the first nine months of 2009, industry unit retail sales of tractors declined approximately 22% compared to the same period last year. Weak market conditions in Argentina and Brazil have contributed to most of the decline. In the third quarter of 2009, industry conditions improved in Brazil as new government financing programs strengthened demand. The mix of tractor sales in Brazil remained weighted toward smaller tractors. The Brazilian government’s special financing plan for small farms continued to stimulate sales of lower horsepower tractors during the third quarter of 2009.
     Europe
     Industry retail units declined approximately 14% in the first nine months of 2009 with weaker market conditions across Europe. During the third quarter of 2009, the slow-down in industry demand accelerated across Western Europe, especially in the two largest markets of France and Germany. The markets of Finland and Scandinavia also experienced significant weakness as industry retail tractor volumes declined approximately 38% compared to the third quarter of 2008. Lower commodity prices and the expectation of reduced farm income generated the softer demand. Industry sales in Eastern Europe and Russia continued to experience severe declines due to ongoing credit constraints.
     “The lower level of commodity prices and the recent estimates of decreased farm income from 2008 levels are resulting in weak equipment investments across the farm sector,” stated Mr. Richenhagen. “Despite some cold, wet weather across parts of the United States, crop production is expected to be strong around the world. Commodity prices are down from record levels in 2008, and farmers are deferring equipment replacement decisions. The dairy and livestock producers have been hardest hit by the global recession, and sales in those sectors continue to be at very low levels. Global grain inventories are expected to increase, but remain below historical levels on a stocks-to-use basis. Longer term, we are very optimistic about the fundamentals supporting commodity prices and farm income.”
Regional Results
     AGCO Regional Sales (in millions)

			% change from
		% change	2008 due to
	Net sales	from 2008	currency translation
Three months ended September 30, 2009
North America	$292.1	-33.7%	- 1.8%
South America	331.6	- 28.9%	- 8.4%
Europe/Africa/Middle East	720.1	-35.1%	- 4.7%
Asia/Pacific	59.9	-13.9%	- 5.2%

Total	$1,403.7	- 32.7%	- 5.0%

Nine months ended September 30, 2009
North America	$1,131.2	- 11.2%	- 3.7%
South America	738.0	- 36.9%	- 12.9%
Europe/Africa/Middle East	2,755.5	- 24.3%	- 11.0%
Asia/Pacific	153.2	- 17.3%	- 13.6%

Total	$4,777.9	- 23.8%	- 9.9%

     North America
     Net sales declined across all the major products in AGCO’s North American region during the first nine months of 2009 compared to the same period in 2008, with the exception of combines. In the first nine months of 2009, income from operations increased approximately $36.6 million compared to the same period in 2008. Results benefited from new products, reduced warranty expense and cost control initiatives, partially offset by higher levels of engineering costs.
     South America
     Weak market demand in Argentina and lower sales of high horsepower tractors in Brazil led to sales declines in the South American region. Income from operations decreased approximately $82.6 million in the first nine months of 2009 compared to the same period in 2008. Lower sales and production levels, the unfavorable impact of currency translation and the shift in mix to lower horsepower tractors in Brazil combined to produce lower income from operations.
     Europe/Africa/Middle East
     Softer market demand across Western Europe and the depressed industry conditions in Eastern and Central Europe and Russia produced significant sales declines in the EAME region. AGCO experienced the largest declines in France, Germany and Scandinavia. Income from operations declined by approximately $196.7 million in the first nine months of 2009 compared to the same period in 2008. Reduced sales, lower production levels and unfavorable currency translation impacts all contributed to the decline.
     Asia/Pacific
     Net sales in AGCO’s Asia/Pacific region declined by approximately 3.8% during the first nine months of 2009 compared to the same period in 2008, excluding unfavorable currency translation impacts. Weaker market conditions in Asia were partially offset by improved sales in Australia. Income from operations in the Asia/Pacific region decreased approximately $11.6 million in the first nine months of 2009 compared to the same period in 2008, due to lower sales and unfavorable currency translation impacts.
Outlook
     Reduced farm income expectations and the weak global economy have dampened worldwide industry demand for farm equipment with no improvement expected in the fourth quarter. In North America, demand from the professional farming segment is expected to continue to soften. Demand in Brazil has begun to stabilize, resulting from government-supported finance incentives, but lingering impacts of the drought continue to hurt sales in Argentina. Weakening farm economics in Western Europe are expected to continue to reduce industry sales in key markets.

     For the full year of 2009, AGCO is targeting earnings per share in a range from $1.30 to $1.50. Net sales are expected to range from $6.4 billion to $6.6 billion, including unfavorable currency translation impacts of approximately $500 million to $600 million. AGCO’s earnings are expected to be impacted by lower sales and production volumes, engineering expenses for new product development and Tier 4 emission requirements, and working capital reduction efforts.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, October 27, 2009. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, product offerings, investment in development and operating improvements, production volumes, industry demand, general economic conditions, working capital, crop production, commodity pricing, farm incomes, grain inventories and use, currency translation impacts and engineering expense, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•	The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Most of the retail sales of our products are financed either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During 2008, our joint ventures with Rabobank, which are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines, in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member of the joint ventures not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and AGCO Finance have substantial accounts receivables from dealers and end-customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees and our available cash flow may be adversely affected in the event that payments become due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	Our success depends on the introduction of new products, which requires substantial expenditures.

•	We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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About AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,800 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2008, AGCO had net sales of $8.4 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30,	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$218.4	$512.2
Restricted cash	4.8	33.8
Accounts and notes receivable, net	785.0	815.6
Inventories, net	1,444.5	1,389.9
Deferred tax assets	44.3	56.6
Other current assets	195.7	197.1

Total current assets	2,692.7	3,005.2
Property, plant and equipment, net	933.1	811.1
Investment in affiliates	322.9	275.1
Deferred tax assets	36.6	29.9
Other assets	95.4	69.6
Intangible assets, net	172.7	176.9
Goodwill	643.5	587.0

Total assets	$4,896.9	$4,954.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$0.1
Convertible senior subordinated notes	191.1	—
Accounts payable	618.1	1,027.1
Accrued expenses	752.8	799.8
Other current liabilities	59.7	151.5

Total current liabilities	1,621.7	1,978.5
Long-term debt, less current portion	458.5	625.0
Pensions and postretirement health care benefits	173.9	173.6
Deferred tax liabilities	106.7	108.1
Other noncurrent liabilities	77.9	49.6

Total liabilities	2,438.7	2,934.8

Temporary Equity:
Equity component of redeemable convertible senior subordinated notes	10.2	—

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	1,063.3	1,067.4
Retained earnings	1,484.3	1,382.1
Accumulated other comprehensive loss	(107.5)	(436.1)

Total AGCO Corporation stockholders’ equity	2,441.0	2,014.3

Noncontrolling interests	7.0	5.7

Total stockholders’ equity	2,448.0	2,020.0

Total liabilities, temporary equity and stockholders’ equity	$4,896.9	$4,954.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2009	2008
Net sales	$1,403.7	$2,085.4
Cost of goods sold	1,162.3	1,705.3

Gross profit	241.4	380.1

Selling, general and administrative expenses	155.5	183.5
Engineering expenses	46.3	49.8
Restructuring and other infrequent expenses	1.0	0.1
Amortization of intangibles	4.6	5.0

Income from operations	34.0	141.7

Interest expense, net	10.5	5.7
Other expense, net	5.7	2.9

Income before income taxes and equity in net earnings of affiliates	17.8	133.1
Income tax provision	14.8	42.7

Income before equity in net earnings of affiliates	3.0	90.4
Equity in net earnings of affiliates	7.0	8.6

Net income	10.0	99.0
Net loss attributable to noncontrolling interests	1.1	—

Net income attributable to AGCO Corporation and subsidiaries	$11.1	$99.0

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.12	$1.08

Diluted	$0.12	$1.01

Weighted average number of common and common equivalent shares outstanding:
Basic	92.3	91.7

Diluted	94.8	98.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2009	2008
Net sales	$4,777.9	$6,267.4
Cost of goods sold	3,972.7	5,143.9

Gross profit	805.2	1,123.5

Selling, general and administrative expenses	471.3	535.1
Engineering expenses	146.4	148.2
Restructuring and other infrequent expenses	3.8	0.3
Amortization of intangibles	13.3	14.9

Income from operations	170.4	425.0

Interest expense, net	33.9	23.3
Other expense, net	20.5	18.5

Income before income taxes and equity in net earnings of affiliates	116.0	383.2
Income tax provision	43.6	128.0

Income before equity in net earnings of affiliates	72.4	255.2
Equity in net earnings of affiliates	28.9	32.2

Net income	101.3	287.4
Net loss attributable to noncontrolling interests	0.9	—

Net income attributable to AGCO Corporation and subsidiaries	$102.2	$287.4

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.11	$3.13

Diluted	$1.09	$2.91

Weighted average number of common and common equivalent shares outstanding:
Basic	92.2	91.7

Diluted	93.5	98.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income attributable to AGCO Corporation and subsidiaries	$102.2	$287.4

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	91.0	95.0
Deferred debt issuance cost amortization	2.1	2.5
Amortization of intangibles	13.3	14.9
Amortization of debt discount	11.3	10.6
Stock compensation	11.3	21.8
Equity in net earnings of affiliates, net of cash received	(14.5)	(18.8)
Deferred income tax provision	(7.9)	2.8
Gain on sale of property, plant and equipment	(0.3)	(0.2)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	71.4	(72.0)
Inventories, net	55.2	(391.4)
Other current and noncurrent assets	16.3	(56.0)
Accounts payable	(413.6)	50.8
Accrued expenses	(83.5)	113.6
Other current and noncurrent liabilities	(16.5)	(13.1)

Total adjustments	(264.4)	(239.5)

Net cash (used in) provided by operating activities	(162.2)	47.9

Cash flows from investing activities:
Purchases of property, plant and equipment	(149.4)	(155.5)
Proceeds from sale of property, plant and equipment	1.8	3.0
Investments in unconsolidated affiliates	(1.1)	(0.4)
Restricted cash and other	32.2	—

Net cash used in investing activities	(116.5)	(152.9)

Cash flows from financing activities:
(Repayment of) proceeds from debt obligations, net	(55.5)	12.7
Proceeds from issuance of common stock	—	0.3
Payment of minimum tax withholdings on stock compensation	(5.2)	(3.2)
Payment of debt issuance costs	—	(1.3)
Investments by noncontrolling interests	1.3	—

Net cash (used in) provided by financing activities	(59.4)	8.5

Effect of exchange rate changes on cash and cash equivalents	44.3	(36.1)

Decrease in cash and cash equivalents	(293.8)	(132.6)
Cash and cash equivalents, beginning of period	512.2	582.4

Cash and cash equivalents, end of period	$218.4	$449.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     The Company recorded stock compensation expense as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Cost of goods sold	$0.1	$0.3	$0.6	$0.7
Selling, general and administrative expenses	2.8	6.5	11.0	21.3

Total stock compensation expense	$2.9	$6.8	$11.6	$22.0

2. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During the third quarter of 2009, the Company recorded restructuring and other infrequent expenses of approximately $1.0 million. These charges primarily related to severance and other related costs associated with the Company’s rationalization of its operations in the United States, the United Kingdom and Finland. The Company recorded restructuring and other infrequent expenses of approximately $2.8 million associated with these rationalizations during the second quarter of 2009. The rationalizations will result in the termination of approximately 332 employees. Approximately $2.8 million of severance and other related costs had been paid as of September 30, 2009, and 257 of the employees had been terminated. The remaining $1.0 million of severance and other related costs accrued as of September 30, 2009 are expected to be paid during 2009 and early 2010.
3. INDEBTEDNESS
     Indebtedness at September 30, 2009 and December 31, 2008 consisted of the following:

	September 30,	December 31,
	2009	2008
6 7/8% Senior subordinated notes due 2014	$292.7	$279.4
1 3/4% Convertible senior subordinated notes due 2033	191.1	185.3
1 1/4% Convertible senior subordinated notes due 2036	165.7	160.3
Other long-term debt	0.1	0.1

	649.6	625.1
Less: Current portion of long-term debt	—	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	(191.1)	—

Total indebtedness, less current portion	$458.5	$625.0

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of September 30, 2009, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending

September 30, 2009, and, therefore, the Company classified the notes as a current liability. In accordance with Accounting Standards Update No. 2009-04, “Accounting for Redeemable Equity Instruments,” the Company also classified the equity component of the 1 3/4% convertible senior subordinated notes as “temporary equity.” The amount classified as “temporary equity” was measured as the excess of (a) the amount of cash that would be required to be paid upon conversion over (b) the current carrying amount of the liability-classified component. Future classification of both notes between current and long-term debt and classification of the equity component of both notes as “temporary equity” is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s $300.0 million multi-currency revolving credit facility, or a combination of these sources.
4. INVENTORIES
     Inventories at September 30, 2009 and December 31, 2008 were as follows:

	September 30,	December 31,
	2009	2008
Finished goods	$641.2	$484.9
Repair and replacement parts	394.2	396.1
Work in process	127.8	130.5
Raw materials	281.3	378.4

Inventories, net	$1,444.5	$1,389.9

5. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose United States subsidiary under its United States and Canadian securitization facilities and through a qualifying special purpose entity in the United Kingdom under its European securitization facility. Outstanding funding under these facilities totaled approximately $491.0 million at September 30, 2009 and $483.2 million at December 31, 2008. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $1.5 million and $7.2 million for the three months ended September 30, 2009 and 2008, respectively, and $11.7 million and $21.6 million for the nine months ended September 30, 2009 and 2008, respectively.
6. EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and nine months ended September 30, 2009 and 2008 is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$11.1	$99.0	$102.2	$287.4

Weighted average number of common shares outstanding	92.3	91.7	92.2	91.7

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.12	$1.08	$1.11	$3.13

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$11.1	$99.0	$102.2	$287.4

Weighted average number of common shares outstanding	92.3	91.7	92.2	91.7
Dilutive stock options, performance share awards and restricted stock awards	0.2	0.2	0.1	0.2
Weighted average assumed conversion of contingently convertible senior subordinated notes	2.3	6.4	1.2	7.0

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	94.8	98.3	93.5	98.9

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.12	$1.01	$1.09	$2.91

7. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2009 and 2008 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
September 30,	America	America	Middle East	Pacific	Consolidated

2009
Net sales	$292.1	$331.6	$720.1	$59.9	$1,403.7
(Loss) income from operations	(2.8)	22.9	28.2	7.8	56.1

2008
Net sales	$440.4	$466.6	$1,108.8	$69.6	$2,085.4
Income from operations	4.7	41.0	110.8	12.1	168.6

Nine Months Ended	North	South	Europe/Africa/	Asia/
September 30,	America	America	Middle East	Pacific	Consolidated

2009
Net sales	$1,131.2	$738.0	$2,755.5	$153.2	$4,777.9
Income from operations	27.0	29.3	186.9	14.2	257.4

2008
Net sales	$1,273.8	$1,169.1	$3,639.1	$185.4	$6,267.4
(Loss) income from operations	(9.6)	111.9	383.6	25.8	511.7
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Segment income from operations	$56.1	$168.6	$257.4	$511.7
Corporate expenses	(13.7)	(15.3)	(58.9)	(50.2)
Stock compensation expense	(2.8)	(6.5)	(11.0)	(21.3)
Restructuring and other infrequent expenses	(1.0)	(0.1)	(3.8)	(0.3)
Amortization of intangibles	(4.6)	(5.0)	(13.3)	(14.9)

Consolidated income from operations	$34.0	$141.7	$170.4	$425.0

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended September 30, 2009 and 2008 (in millions, except per share data):

	Three months ended September 30,
	2009			2008
	Income		Earnings	Income
	From	Net	Per	From	Net	Earnings
	Operations	Income(1)	Share(1)	Operations	Income(1)	Per Share(1)

As adjusted	$35.0	$12.0	$0.13	$141.8	$99.1	$1.01
Restructuring and other infrequent expenses(2)	1.0	0.9	0.01	0.1	0.1	—

As reported	$34.0	$11.1	$0.12	$141.7	$99.0	$1.01

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded during the third quarter of 2009 related primarily to severance costs associated with the Company’s rationalization of its operations in the United States, the United Kingdom and Finland. The restructuring and other infrequent expenses recorded during the third quarter of 2008 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France.

     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the nine months ended September 30, 2009 and 2008 (in millions, except per share data):

	Nine months ended September 30,
	2009			2008
	Income		Earnings	Income
	From	Net	Per	From	Net	Earnings
	Operations	Income(1)	Share(1)	Operations	Income(1)	Per Share(1)

As adjusted	$174.2	$105.3	$1.12	$425.3	$287.6	$2.91
Restructuring and other infrequent expenses(2)	3.8	3.1	0.03	0.3	0.2	—

As reported	$170.4	$102.2	$1.09	$425.0	$287.4	$2.91

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded during the first nine months of 2009 related primarily to severance costs associated with the Company’s rationalization of its operations in the United States, the United Kingdom and Finland. The restructuring and other infrequent expenses recorded during the first nine months of 2008 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.